EXHIBIT 10.3

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY SECURITIES LAWS OF ANY STATE.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR ANY SUCH LAW.

CONVERTIBLE SECURED PROMISSORY NOTE
(Due: May 1, 2013)

$100,000.00	May 1, 2010
Davis, California

FOR VALUE RECEIVED, the undersigned, Octus, Inc., a Nevada corporation (the “Company”) promises to pay to the order of Saverio Pugliese, or permitted assigns (hereinafter, with any subsequent holder, the “Holder”) the principal sum of $100,000.00, with interest on the unpaid principal from the date hereof at a rate of ten percent (10.0%) simple interest per annum.  Interest shall be calculated on the basis of the actual number of days elapsed over a 365-day year, shall commence to accrue on the date hereof and shall continue on the outstanding principal until paid in full.

1.           Interest Payments.  Accrued unpaid interest shall be paid semi-annually, and upon the Maturity Date, with the first payment due six months after the date on which the Note is issued.  At the Company’s option, the Company may make any interest payment either in cash or by delivery of a number of shares of the Company’s Common Stock (“Common Stock”) with a value equal to the amount of interest due and payable, calculated by the greater of thirty cents ($0.30) per share or at seventy percent (70%) of the average closing price of the Common Stock on the OTC Bulletin Board (or whatever exchange, market or quotation system the Common Stock is then traded), for the ten (10) trading days ending three days before the date that such payment is due.

2.           Application of Payments.  All payments of principal and interest shall be in lawful money of the United States of America, except as set forth below in connection with conversion of this Note.  All payments on account of the indebtedness evidenced by this Note shall be applied first to any and all costs, expenses and other charges then owed the Holder by the Company, second, to accrued and unpaid interest, and thereafter to the unpaid principal balance hereof.   All payments so received after demand or acceleration shall be applied in such manner as the Holder may determine in its sole and absolute discretion.

3.           Maturity Date. Unless this Note has been converted pursuant to the terms of this Note or unless earlier accelerated by the terms of this Note, the principal amount hereof, together with all unpaid accrued interest hereon and all other fees, costs and charges, if any, shall be due and payable on the date which is twenty-four (24) months from the original date of this Note (the “Maturity Date”).  No payments of principal or interest are required hereunder until the Maturity Date, except as otherwise provided herein.

4.           Prepayment. Before the Maturity Date, the Company may prepay this Note, in whole or in part, at any time without penalty, upon five (5) days advance notice to the Holder.  If the Company delivers such a notice to the Holder, then the Holder may elect, within such five-day period, to convert the Note into the Underlying Securities based on the provisions of Section 5(b).

5.           Conversion The principal amount of this Note and all unpaid interest accrued on this Note (together, sometimes referred to as the “Note Balance”) may be converted, as follows:

(a)      Upon a Qualified Financing.  If the Company sells its equity securities in a transaction after the date on which this Note is issued, for aggregate gross proceeds to the Company (excluding cancellation of indebtedness under this Note and any additional notes or existing convertible debt of the Company) of at least One Million Dollars ($1,000,000) (a “Qualified Financing” and the securities sold in such financing referred to as “Financing Securities”), then all outstanding indebtedness under this Note shall automatically be converted (regardless of whether the Note is surrendered to Company) into shares of the Financing Securities at a conversion price per share equal to the greater of Thirty Five Cents ($0.35) or Seventy Percent (70.0%) of the price per share paid for the Financing Securities in the Qualified Financing (“Financing Securities Price”).  At the closing of the Qualified Financing, the Holder shall become a party to, and be entitled to the same rights under, all agreements to which all other investors in the Qualified Financing become a party, and shall receive the same benefits bestowed upon such other investors.

i.      Notice.  In connection with automatic conversion of this Note, the Company shall deliver notice to the Holder of any conversion to be effected hereunder, specifying the applicable conversion price and the amount of principal and interest of the Note to be converted.

ii.     Execution of Investor Agreements.  As a condition precedent to the issuance of Financing Securities to Holder upon such conversion, the Company may require that Holder execute and deliver such agreements, instruments and other documents as are executed and delivered by the other investors in connection with their purchase of the Financing Securities.

(b)      Conversion at the Option of the Holder.  At any time commencing ninety (90) days after the date of issuance of this Note and before the Maturity Date or earlier conversion of this Note, the Holder, at Holder’s option and upon five (5) days prior written notice to the Company, may convert in whole or in part the outstanding principal and accrued but unpaid interest of this Note (the amount to be converted referred to as the “Note Amount”) into a number of shares of Common Stock (sometimes referred to as the “Underlying Securities”) determined by the greater of thirty five cents ($0.35) per share or at seventy percent (70%) of the average closing price of the Common Stock on the OTC Bulletin Board (or whatever exchange, market or quotation system the Common Stock is then traded), for the ten (10) trading days ending five (5) days before the conversion date.

6.           Mechanics of Conversion.  As promptly as practicable after the conversion of this Note, this Note shall be cancelled, and the Company will issue and deliver to the Holder a certificate or certificates representing the full number of securities issuable upon such conversion (and the issuance of such certificate or certificates shall be made without charge to the Holder of the Note for any issuance tax in respect thereof or other cost incurred by Company in connection with such conversion and the related issuance of shares).

7.           Security Interest.  The Holder is granted a general subordinated security interest in all assets of the Company pursuant to a separate security agreement dated the date of this Note and entered into by the Company and Holder, among other parties (“Security Agreement”).

8.           Merger, Sale of Assets, etc.  In the event that Company sells or otherwise disposes of all or substantially all of its assets or is acquired by way of a merger, consolidation, reorganization or other similar transaction or series of transactions (but excluding any equity financing transaction by Company involving issuance of its equity securities to investors primarily for purposes of financing Company’s business) pursuant to which stockholders of Company prior to such acquisition own less than fifty percent (50%) of the surviving or resulting entity, then, the Note shall, immediately before the closing of any such transaction, convert into Underlying Securities in the same manner as if the Holder had elected to convert the Note into Underlying Securities upon the closing of the transaction.

9.           Default.  The Company will be in default if any of the following occurs (each an “Event of Default”): (a) the Company fails to make payment of the principal amount or an interest payment when due and fails to cure the default within ten (10) days of the date of delivery of notice from Holder to the Company of the default; (b) the Company fails in any material respect to comply with or to perform when due any other material term, obligation, covenant, or condition contained in this Note and the Security Agreement, and fails to cure the default within ten (10) days of the date of delivery of notice from Holder to the Company of the default; (c) any material breach of any warranty or any material inaccuracy of any representation made by the Company in the Security Agreement, in each case which breach or inaccuracy has a material adverse effect on the Company or on the Collateral (as defined in the Security Agreement) and which is not cured within ten (10) days of the date of delivery of notice from Holder to the Company of the breach or default; (d) the Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed; and/or (e) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and shall not have been dismissed within 60 days of filing.  Upon an Event of Default, Holder may declare the entire unpaid principal and accrued interest amount immediately due and payable, all without further demand, presentment or notice, or grace period, all of which hereby are expressly waived. If Holder prevails in a lawsuit to collect on this Note, the Company will pay Holder's costs and attorneys’ fees in an amount the court finds to be reasonable. Further, the Company will accrue a penalty fee of 1.5% per month on any payment that is in default as defined herein.

10.           Miscellaneous

(a)      Reservation of Shares.  The Company shall at all times reserve and keep available out of its authorized but unissued shares sufficient shares to effect the conversion of the Note.

(b)      Successors and Assigns.  Subject to the restrictions on transfer set forth in this Note, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

(c)      Assignment.  This Note shall not be assignable by the Holder without prior written consent of the Company.

(d)      Waivers.  The terms of this Note shall be construed in accordance with the laws of the State of California applicable to contracts entered into in California by California residents and wholly to be performed within California.

(e)      Amendment or Waiver.    Any term of this Note may be amended or waived with the written consent of the Company and Holder.  Any amendment or waiver effected in accordance with this Section shall be binding upon Holder at the time outstanding, each future Holder of any Note and the Company.

(f)      Notices. Any notice required or permitted under this Note shall be given in writing and shall be deemed effectively given (i) at the time of personal delivery, if delivery is in person; (ii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; (iii) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed to the party to be notified; or (iv) one (1) business day after transmission by telecopier with confirmation of successful transmission.  Notices shall be delivered (i) if to the Holder, to the address and contact information for Holder set forth in the Company’s books and records, and (ii) if to the Company, to 803 Second Street, Suite 303, Davis, CA 95616, attention: Chief Executive Officer, or at such other address as any party may designate by giving written notice to the other party.

(g)      Severability.  In the event any one or more of the provisions contained in this Note shall, for any reason, be held to be invalid, illegal, or unenforceable in whole or in part or in any respect, or in the event any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, such invalidity, illegality, or unenforceability shall not affect any other provision of this Note.  In such instance, this Note shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

(h)     Delays or Omissions.  No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(i)      Headings.  The headings in this Note are for convenience of reference only and shall not define or limit any terms or provisions hereof.

(j)      Entire Agreement. This Note constitutes the entire agreement between the parties, and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

(k)      Adjustment for Stock Splits, Stock Dividends, Recapitalizations, etc.  The number of shares of stock issuable upon conversion of this Note shall be proportionally adjusted to reflect any stock dividend, stock split, reverse stock split, reclassification, recapitalization or other similar event affecting the number of outstanding shares of common stock.

IN WITNESS WHEREOF, Company has caused this Convertible Secured Promissory Note to be signed in its name as of the date first above written.

Octus, Inc. By: Name: Chris Soderquist Title: Chief Executive Officer

Agreed and Accepted:

HOLDER

By: __________________________________

Its: __________________________________